EXHIBIT 10.2

CREDIT AGREEMENT

dated as of

October 3, 2008

between

AMPEX CORPORATION,

as Borrower

THE SUBSIDIARY GUARANTORS Party Hereto,

and

HILLSIDE CAPITAL INCORPORATED,

as Lender

Up to $25,000,000

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TABLE OF CONTENTS (CONT’D)

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TABLE OF CONTENTS (CONT’D)

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TABLE OF CONTENTS (CONT’D)

Page
SCHEDULE 1 - Material Agreements and Liens
SCHEDULE 2 - Restrictive Agreements
SCHEDULE 3 - Subsidiaries and Investments
SCHEDULE 4 - Litigation
SCHEDULE 5 - Environmental
SCHEDULE 6 - Letters of Credit
SCHEDULE 7 - Good Standing Exceptions

EXHIBIT A - Form of Security Agreement
EXHIBIT B - Form of Intercreditor Agreement
EXHIBIT C - Form of Guarantee Assumption Agreement

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CREDIT AGREEMENT dated as of October 3, 2008 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), between AMPEX CORPORATION as Borrower, the SUBSIDIARY GUARANTORS party hereto and HILLSIDE CAPITAL INCORPORATED as Lender.

REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT REFERRED TO BELOW. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE CLAIMHOLDERS PURSUANT TO THE SECURITY AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER CLAIMHOLDERS THEREUNDER OR HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN.

RECITALS:

WHEREAS, the Borrower (as hereinafter defined) has commenced a voluntary case (the “Chapter 11 Case”) under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and the Borrower has continued to operate its businesses and manage its property as debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, by order, dated July 31, 2008, the Bankruptcy Court confirmed the “First Modified Third Amended Joint Chapter 11 Plan of Reorganization for Ampex Corporation and its Affiliated Debtors”, dated July 31, 2008 (as amended, supplemented or otherwise modified from time to time, the “Plan of Reorganization”), in accordance with section 1129 of the Bankruptcy Code.

WHEREAS, pursuant to the Plan of Reorganization, the Borrower and the Subsidiary Guarantors (as hereinafter defined) are herewith entering into this Agreement and the other Transaction Documents (as so defined) to partially satisfy the Prepetition Debt Obligations (as so defined) as provided in the Plan of Reorganization, to pay certain fees, costs and expenses, and to consummate the Plan of Reorganization and for other purposes as provided herein. In that connection, the Obligors have requested that the Lender (as so defined) make loans to the Borrower in an aggregate principal amount not exceeding $5,000,000 for such purposes.

WHEREAS, to induce the Lender to make such loans, the Obligors and the Lender propose to enter into this Agreement, pursuant to which the Lender will make such loans to the Borrower, certain other loans will be deemed made to the Borrower, and the Subsidiary Guarantors will guarantee the loans so made and deemed made to the Borrower and each of the Obligors will agree to execute and deliver security agreements providing for security interests and liens to be granted by the Obligors on substantially all of their respective properties as collateral security for the obligations of the Obligors to the Lender hereunder and under the Senior Notes. Each of the Obligors expects to derive benefit, directly or indirectly, from the loans so made to the Borrower, both in its separate capacity and as a member of the integrated group, since the successful operation of each of the Obligors is dependent on the continued successful performance of the functions of the integrated group as a whole and the refinancing of the Borrower’s existing indebtedness.

WHEREAS, the Lender is prepared to make such loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” means an acquisition by the Borrower or any of its Subsidiaries of a business of any Person or a business line or division of any Person (whether by way of purchase of assets or stock, including any tender for outstanding shares of stock, by merger or consolidation, by acceptance of a contribution of capital from another Person, or otherwise).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.

“Ampex Group” means the Borrower and any domestic subsidiary (whether or not incorporated) under Common Control with the Borrower, and any successor thereto.

“Applicable Rate” means 10% per annum.

“Approved Fund” means any Fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Assignment and Assumption” means an assignment and assumption entered into between the Lender and an assignee in a form approved by the Lender.

“Bankruptcy Code” means the United States Bankruptcy Code, as set forth in Title 11 of the United States Code, as amended.

“Bankruptcy Court” has the meaning assigned to such term in the recitals hereto.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Ampex Corporation, a Delaware corporation.

“Borrowing Request” means a request by the Borrower for a Tranche C Loan in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“California Tax Claims” means those certain (i) proofs of claim numbered 586, 587, 588, 589, 590, 591 and 592 filed on September 26, 2008, by the State of California Franchise Tax Board in the aggregate amount of $1,762,335.02 against the Borrower and the Subsidiary Guarantors, which are inclusive of (ii) claims asserted by the State of California Franchise Tax Board against the Borrower and the Subsidiary Guarantors in that certain letter dated September 24, 2008.

“Capital Expenditures” means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by the Borrower or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than Hillside or any Affiliate thereof, of shares representing more than 49% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group other than Hillside or any Affiliate thereof.

“Chapter 11 Case” has the meaning assigned to such term in the recitals hereto.

“Class”, when used in reference to any Loan, refers to whether such Loan is a Tranche A Loan, Tranche B Loan, Tranche C Loan or Tranche D Loan and, when used in reference to any Commitment, refers to whether such Commitment is the Tranche B Commitment or Tranche C Commitment.

“Closing Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived by the Lender in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to such term in the Security Agreement.

“Collateral Agent” means Hillside, together with its successors and assigns as Collateral Agent under the Intercreditor Agreement.

“Commitment” means the Tranche B Commitment or the Tranche C Commitment, or any combination thereof (as the context requires).

“Common Control” shall have the same meaning as defined in section 4001(a)(14)(A) of ERISA and under rules found in 29 C.F.R. §4001.3.

“Consolidated EBITDA” means Consolidated Net Income plus (a) interest expense, (b) expense for taxes paid or accrued net of refundable taxes, (c) depreciation expense, (d) amortization expense, (e) other accrued non-cash charges, (f) extraordinary non-cash losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary non-cash gains realized other than in the ordinary course of business. Unless otherwise specified, inputs used in the calculation of Consolidated EBITDA shall be determined in accordance with GAAP in a consistently applied manner.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Subsidiaries, determined on a consolidated basis for such period, in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Incurrence” means the incurrence by the Borrower or any of its Subsidiaries after the Closing Date of any Indebtedness, excluding any Tranche C Loans or Tranche D Loans and Indebtedness permitted by Section 7.01.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by the Borrower or any of its Subsidiaries to any other Person (other than the Borrower or a Wholly-Owned Subsidiary of the Borrower) excluding any sale, lease, license, assignment, transfer or other disposition of any property sold or disposed of in the ordinary course of business and on ordinary business terms.

“Dollars” or “$” refers to lawful money of the United States of America.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means (a) any issuance or sale by the Borrower or any of its Subsidiaries after the Closing Date of (i) any of its capital stock, (ii) any warrants or options exercisable in respect of its capital stock (other than any warrants or options issued to directors, officers or employees of the Borrower or any of its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business and any capital stock of the Borrower issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower or any of its Subsidiaries or (b) the receipt by the Borrower or any of its Subsidiaries after the Closing Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (x) any such issuance or sale by any Subsidiary of the Borrower to the Borrower or any Wholly-Owned Subsidiary of the Borrower, (x) any capital contribution by the Borrower or any Wholly-Owned Subsidiary of the Borrower to any Subsidiary of the Borrower, or (y) any such issuance or sale contemplated by the Hillside-Ampex/Sherborne Agreement or (z) any such issuance or sale to directors, officers or employees of the Borrower or any Subsidiary of the Borrower pursuant to any benefit plan or arrangement approved by the Board of Directors of the Borrower, provided that prior to any such issuance or sale the Lender receives notice thereof and approves such issuance or sale.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Excess Cash Flow” means, without duplication, with respect to any Measuring Period, Consolidated EBITDA for such Measuring Period, minus (a) taxes paid in cash (net of refunds) with respect to such Measuring Period, (b) consolidated Capital Expenditures up to the limit provided in Section 7.05(b) made in such Measuring Period that are not financed with the Loans or other Indebtedness, (c) scheduled and any other required principal payments on Indebtedness paid during such Measuring Period, (d) cash consolidated interest expense paid by the Borrower during such Measuring Period, (e) reasonable and necessary increases in net working capital during such Measuring Period and (f) actual cash pension plan payments made by the Borrower during such Measuring Period that are not financed with proceeds of Tranche D Loans or Preferred Stock issued under the Hillside-Ampex/Sherborne Agreement; plus (x) decreases in net working capital during such Measuring Period and (y) pension plan expenses as deducted from revenues in determining Consolidated Net Income for such Measuring Period.

“Excess Cash on Hand” means, as of any Measuring Date, the aggregate amount of cash and cash equivalents held by the members of the Ampex Group and any Foreign Subsidiary (whether or not incorporated) under Common Control with the Borrower as of such Measuring Date in excess of the Excess Cash on Hand Threshold, provided, that for the purposes of determining the amount of any cash and cash equivalents held by any Foreign Subsidiary, any amounts required to be paid during the Measuring Period ended on such Measuring Date by such Foreign Subsidiary for the purposes of (i) making any pension plan contributions required in the jurisdiction of incorporation of the Foreign Subsidiary, (ii) meeting the reasonable costs (if any) associated with the repatriation of any cash or cash equivalents to any member of the Ampex Group; and (iii) funding the ordinary and necessary business needs of such Foreign Subsidiary, shall not be included.

“Excess Cash on Hand Threshold” means, as of any Measuring Date, $4,000,000 plus a reserve for the aggregate amount of expected pension payments by the Borrower due within six (6) months of such Measuring Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Excluded Subsidiary” means each of the Subsidiaries of the Borrower listed in Schedule 3(C) hereto.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) any U.S. federal withholding Tax or U.S. federal backup withholding Tax that is imposed on amounts payable to the Lender at the time the Lender becomes a party hereto (or designates a new lending office) except to the extent that the Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment) or receive additional amounts from the Borrower with respect to such withholding Tax.

“Final Maturity Date” means the last date on which any amount of principal of any Loan is due under this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Subsidiary” means any Subsidiary organized under the laws of any jurisdiction other than the United States of America or a State thereof which, if such Subsidiary were to become a Subsidiary Guarantor hereunder, the Borrower and the Lender have determined would result in adverse tax consequences to any Obligor under Section 956 of the Code.

“Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C by an entity that, pursuant to Section 6.09(a) is required to become a “Subsidiary Guarantor” hereunder in favor of the Lender.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hillside” means Hillside Capital Incorporated, a Delaware corporation.

“Hillside-Ampex/Sherborne Agreement” means the amended and restated agreement dated October 3, 2008, among (i) Ampex Corporation and each other member of the Ampex Group (as therein defined), (ii) Hillside and each other member of the Limited Hillside Group (as therein defined), and (iii) Sherborne Holdings Incorporated and each other member of the Sherborne Group (as therein defined).

“Hillside Group” has the meaning assigned to such term in the Hillside-Ampex/Sherborne Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intercreditor Agreement” means an Intercreditor Agreement substantially in the form of Exhibit B among the Borrower, the Subsidiary Guarantors, the Lender, the Senior Note Trustee and the Collateral Agent, as the same shall be modified and supplemented and in effect from time to time.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement. For avoidance of doubt, the making of any Capital Expenditure shall not be considered to be an Investment.

“Lender” means Hillside.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, the Security Documents and the Intercreditor Agreement.

“Loans” means the loans made or deemed made by the Lender to the Borrower pursuant to this Agreement.

“Management Equity Rights Plan” means the management incentive equity rights plan of the Borrower, as contemplated by the Plan of Reorganization.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any Obligor to perform any of its obligations under this Agreement or any of the other Transaction Documents to which it is a party or (c) the rights of or benefits available to the Lender under this Agreement or any of the other Loan Documents, provided, however, it is acknowledged and agree that for so long as the Borrower and the Subsidiary Guarantors are contesting the Unresolved Governmental Claims in good faith using best efforts, the existence of the Unresolved Governmental Claims and proceedings related thereto shall not be deemed to create such material adverse effect. It is hereto further acknowledged and agreed that if the Borrower or any Subsidiary Guarantor is not, at all times, contesting the Unresolved Governmental Claims in good faith using best efforts, the proviso in the preceding sentence shall not constitute a waiver of any Default or Event of Default that may arise from (i) failure to pay any Taxes that are the subject of the Unresolved Governmental Claims when due, or (ii) the filing of a Lien for non-payment of such Taxes, in either case, in violation of this Agreement. Notwithstanding the foregoing, so long as the Senior Notes are outstanding, the Borrower and its Subsidiaries shall in no event pay more than $700,000 in the aggregate in respect of the Unresolved Governmental Claims.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Measuring Date” means the last day of a Measuring Period.

“Measuring Period” means each fiscal year of the Borrower (ending December 31 of each calendar year), provided that the initial Measuring Period shall begin on the date of this Agreement and end on December 31, 2008.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Proceeds” means:

(a) in the case of any Disposition, the aggregate amount of all cash payments, and the fair market value of any non-cash consideration, received by the Borrower and its Subsidiaries directly or indirectly in connection with such Disposition; provided that (i) Net Available Proceeds shall be net of (x) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Borrower and its Subsidiaries in connection with such Disposition and (y) any Federal, state and local income or other taxes estimated to be payable by the Borrower and its Subsidiaries as a result of such Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant Federal, state or local governmental authority within three months of the date of such Disposition) and (ii) Net Available Proceeds shall be net of any repayments by the Borrower or any of its Subsidiaries of Indebtedness to the extent that (x) such Indebtedness is secured by a Lien on the property that is the subject of such Disposition and (y) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property;

(b) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Borrower and its Subsidiaries in respect of such Casualty Event net of (i) reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith and (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such property and any income and transfer taxes payable by the Borrower or any of its Subsidiaries in respect of such Casualty Event;

(c) in the case of any Equity Issuance, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect of such Equity Issuance net of reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith; and

(d) in the case of any Debt Incurrence, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect of such Debt Incurrence net of reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith.

“Obligors” means the Borrower and all Subsidiary Guarantors.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” means any Person to whom a participation is sold as permitted by clause (c) of Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s Ratings Services (“S&P”) or from Moody’s Investors Services, Inc. (“Moody’s”);

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated “AAA” by S&P and “Aaa” by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” has the meaning assigned to such term in the recitals hereto.

“Prepetition Debt Obligations” means (i) the Borrower’s 12% Senior Secured Notes due 2008 and (ii) the “Notes” under (and as defined in) the Hillside-Ampex/Sherborne Agreement outstanding as of the Closing Date.

“Quarterly Dates” means the last day of March, June, September and December in each year, commencing with December 31, 2008.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Contribution” has the meaning assigned to such term in the Hillside-Ampex/Sherborne Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such shares of capital stock of the Borrower or any of its Subsidiaries.

“Secured Parties” means the Lender, each holder of a Senior Note, the Senior Note Trustee and the Collateral Agent.

“Security Agreement means a Security Agreement substantially in the form of Exhibit A among the Borrower, the Subsidiary Guarantors and the Collateral Agent, as the same shall be modified and supplemented and in effect from time to time.

“Security Documents” means, collectively, the Security Agreement and all Uniform Commercial Code financing statements required by the Security Agreement to be filed with respect to the security interests in personal property and fixtures created pursuant to the Security Agreement.

“Senior Note Indenture” means the Indenture dated as of October 3, 2008 among the Borrower, the Subsidiary Guarantors and the Senior Note Trustee, as the same shall be modified and supplemented and in effect from time to time.

“Senior Note Trustee” means U.S. Bank National Association, as trustee under the Senior Note Indenture, together with its successors and assigns in such capacity.

“Senior Notes” means the Borrower’s 12% Senior Secured Notes due 2009 issued on the Closing Date under the Senior Note Indenture in an aggregate principal amount of $3,658,080.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each of the Subsidiaries of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Borrower that becomes a “Subsidiary Guarantor” after the date hereof pursuant to Section 6.09(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Liability” has the meaning assigned to such term in the Hillside-Ampex/Sherborne Agreement.

“Tranche A Loan” means the Loan deemed made pursuant to Section 2.01(a) (and corresponding to the “Hillside Secured Claim” in the Plan of Reorganization).

“Tranche B Commitment” means the commitment of the Lender to make the Tranche B Loan hereunder on the Closing Date, expressed as an amount representing the maximum aggregate principal amount of the Tranche B Loan to be made by the Lender hereunder. The amount of the Tranche B Commitment is $4,000,000.

“Tranche B Loan” means the Loan made pursuant to Section 2.01(b).

“Tranche C Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Tranche C Commitment Termination Date and the date of termination of the Tranche C Commitment.

“Tranche C Commitment” means the commitment of the Lender to make Tranche C Loans hereunder, expressed as an amount representing the maximum aggregate amount of the Lender’s Tranche C Exposure hereunder. The initial maximum amount of the Tranche C Commitment is $1,000,000.

“Tranche C Commitment Termination Date” means the Quarterly Date falling on or nearest to June 30, 2010.

“Tranche C Exposure” means, at any time, the aggregate outstanding principal amount of the Tranche C Loans at such time.

“Tranche C Loan” means a Loan made pursuant to Section 2.01(c).

“Tranche D Loan” means a Loan deemed to be made pursuant to Section 2.01(d) upon the making of any Required Contribution or payment of any Termination Liability.

“Transaction Documents” means, collectively, the Loan Documents, the Senior Note Indenture, the Plan of Reorganization and the Hillside-Ampex/Sherborne Agreement.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Transaction Documents to which such Obligor is intended to be a party, the borrowing of Loans and the use of the proceeds thereof.

“Unresolved Governmental Claims” means collectively, the California Tax Claims and that certain proof of claim number 593 filed on September 26, 2008 by the U.S. Customs and Border Protection in an unliquidated amount.

“Voting Stock” means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.04 Changes in Fiscal Year. To enable the ready and consistent determination of compliance with the covenants set forth herein, the Borrower will not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively.

ARTICLE II

THE CREDITS

SECTION 2.01 The Loans.

(a) Tranche A Loan. The Lender shall be deemed to have made, on the Closing Date, a Tranche A Loan to the Borrower in a principal amount equal to $10,500,000. Amounts prepaid or repaid in respect of the Tranche A Loan may not be reborrowed.

(b) Tranche B Loan. Subject to the terms and conditions set forth herein, the Lender agrees to make a Tranche B Loan to the Borrower on the Closing Date in a principal amount not exceeding its Tranche B Commitment. Amounts prepaid or repaid in respect of the Tranche B Loan may not be reborrowed.

(c) Tranche C Loan. Subject to the terms and conditions set forth herein, the Lender agrees to make Tranche C Loans to the Borrower from time to time during the Tranche C Availability Period in an aggregate principal amount that will not result in the Tranche C Exposure exceeding the Tranche C Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow the Tranche C Loans.

(d) Tranche D Loan. If any member of the Hillside Group makes a Required Contribution or incurs any Termination Liability as specified in Section 2.3 of the Hillside-Ampex/Sherborne Agreement, then the Lender shall be deemed to have made, on the date of such Required Contribution or incurrence of Termination Liability, a Tranche D Loan to the Borrower in a principal amount equal to the amount of such Required Contribution or Termination Liability, as applicable. Amounts prepaid or repaid in respect of the Tranche D Loans may not be re-borrowed. Nothing in this Agreement shall be deemed to impose any obligation on the Lender to make any Tranche D Loan to the Borrower. The aggregate principal amount of all Tranche D Loans shall not exceed the positive difference, if any, between $25,000,000 and the aggregate principal amount of all Tranche A Loans, Tranche B Loans and Tranche C Loans outstanding under this Agreement.

SECTION 2.02 Minimum Amounts of Tranche C Loans. At the time that each Tranche C Loan is made, such Loan shall be in an amount equal to $100,000 or a larger multiple of $100,000; provided that such Tranche C Loan may be in an amount that is equal to the entire unused balance of the Tranche C Commitment.

SECTION 2.03 Requests for Tranche C Loans.

(a) Notice by the Borrower. To request a Tranche C Loan, the Borrower shall notify the Lender of such request by telephone not later than 1:00 p.m., New York City time, seven Business Days before the date of the proposed Tranche C Loan. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Borrowing Request in a form approved by the Lender and signed by the Borrower.

(b) Content of Borrowing Requests. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the amount of the requested Loan;

(ii) the date of such Loan, which shall be a Business Day; and

(iii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

SECTION 2.04 Funding of Loans. The Lender will make the Tranche B Loan and the Tranche C Loans available to the Borrower by crediting the amount of such Loan, in immediately available funds by 5:00 p.m., New York City time, to an account of the Borrower maintained with the Lender in New York City and designated by the Borrower in the applicable Borrowing Request.

SECTION 2.05 Termination of the Commitments. Unless previously terminated, (i) the Tranche B Commitment shall terminate at 5:00 p.m., New York City time on the Closing Date, and (ii) the Tranche C Commitment shall terminate at 5:00 p.m., New York City time on the Tranche C Commitment Termination Date. Any termination of the Commitment of any Class shall be permanent.

SECTION 2.06 Repayment of Loans; Evidence of Debt.

(a) Repayment. The Borrower hereby unconditionally promises to pay the Loans to the Lender as follows:

(i) the outstanding principal amount of the Tranche A Loan on each Quarterly Date set forth below in the aggregate principal amount set forth opposite such Quarterly Date (subject to adjustment pursuant to paragraph (b) of this Section):

Quarterly Date:	Amount ($):
September 30, 2010	2,100,000
September 30, 2011	2,100,000
September 30, 2012	2,100,000
September 30, 2013	2,100,000
September 30, 2014	2,100,000

(ii) the outstanding principal amount of the Tranche B Loan on each Quarterly Date set forth below in the aggregate principal amount set forth opposite such Quarterly Date (subject to adjustment pursuant to paragraph (b) of this Section):

Quarterly Date:	Amount ($):
September 30, 2010	800,000
September 30, 2011	800,000
September 30, 2012	800,000
September 30, 2013	800,000
September 30, 2014	800,000

(iii) the outstanding principal amount of the Tranche C Loan on the Tranche C Commitment Termination Date; and

(iv) the outstanding principal amount of each Tranche D Loan in five annual installments, each equal to 20% of the initial outstanding amount of such Tranche D Loan, commencing on the Quarterly Date immediately following the date that is the second anniversary of the date on which such Tranche D Loan is deemed made and continuing on the four corresponding annual Quarterly Dates thereafter.

All payments made pursuant to this Section 2.06(a) shall be made in accordance with the Intercreditor Agreement, including Section 4.2 thereof and shall be subject to the provisions of Section 5.13 of the Senior Note Indenture.

(b) Adjustment of Amortization Schedules. Any prepayment of the Tranche A Loan, Tranche B Loan or Tranche D Loan shall be applied to reduce the subsequent scheduled repayments of the Loan of such Class to be made pursuant to the foregoing clause (a)(i), (ii) or (iv) (as applicable) in the direct order of maturity.

(c) Maintenance of Records by the Lender. The Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to the Lender resulting from each Loan in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower hereunder and (iii) the amount of any sum received by the Lender hereunder.

(d) Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Promissory Notes. The Lender may request that Loans of any Class be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the Lender and in a form approved by the Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.07 Prepayment of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without penalty or premium, subject to the requirements of the Intercreditor Agreement and this Section. Any prepayment of the Tranche A Loan, Tranche B Loan or Tranche D Loan pursuant to this paragraph shall be applied to any remaining scheduled principal installments thereof in the direct order of maturity. All payments made pursuant to this Section 2.07(a) shall be made in accordance with the Intercreditor Agreement, including Section 4.2 thereof, and shall be subject to the provisions of Section 5.13 of the Senior Note Indenture.

(b) Mandatory Prepayments. The Borrower will prepay the Loans as follows:

(i) Casualty Events. Upon the date twenty Business Days following the receipt by the Borrower of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any property of the Borrower or any of its Subsidiaries, the Borrower shall prepay the Senior Notes and the Loans in an aggregate amount, if any, equal to 100% of the Net Available Proceeds of such Casualty Event, such prepayment to be effected in each case in the manner and to the extent specified in Section 4.1 of the Intercreditor Agreement and clause (vi) below. Nothing in this paragraph (but subject to the following two sentences) shall be deemed to limit any obligation of the Borrower or any of its Subsidiaries pursuant to any of the Security Documents to remit to a collateral or similar account maintained by any Secured Party pursuant to any of the Security Documents the proceeds of insurance, condemnation award or other compensation received in respect of any Casualty Event. Notwithstanding the foregoing, the Borrower may use Net Available Proceeds of any Casualty Event to repair or replace any property destroyed or damaged by such Casualty Event (and to pay related costs and expenses), provided that (x) the Borrower determines that the repair or replacement of such property is in the best interest of the Borrower, (y) the Borrower notifies the Lender, within ten Business Days of the occurrence of such Casualty Event, of the Borrower’s intention to do so and commences such repair or replacement within ten days after the giving of such notice and (z) the cost of such repair or replacement will not exceed such Net Available Proceeds by more than 10%. Any such Net Available Proceeds not used for the repair or replacement of such property shall be promptly applied to the prepayment of the Senior Notes and the Loans as provided above.

(ii) Equity Issuance. Upon the date five Business Days following any Equity Issuance, the Borrower shall prepay the Senior Notes and the Loans in an aggregate amount equal to 100% of the Net Available Proceeds thereof, such prepayment to be effected in each case in the manner and to the extent specified in Section 4.1 of the Intercreditor Agreement and clause (vi) below.

(iii) Excess Cash Flow. Not later than the March 31 Quarterly Date after the end of each Measuring Period, the Borrower shall prepay the Senior Notes and the Loans in an aggregate amount equal to the greater of (a) 100% of Excess Cash Flow for such Measuring Period and (b) 100% of Excess Cash on Hand as of the related Measuring Date, such prepayment to be effected in each case in the manner and to the extent specified in Section 4.1 of the Intercreditor Agreement and clause (vi) below.

(iv) Dispositions. Without limiting the obligation of the Borrower to obtain the consent of the Lender pursuant to Section 7.03 to any Disposition not otherwise permitted hereunder, in the event that the Net Available Proceeds of any Disposition (herein, the “Current Disposition”), and of all prior Dispositions as to which a prepayment has not yet been made under this paragraph, shall exceed $100,000 then, no later than two Business Days following the occurrence of the Current Disposition, the Borrower will deliver to the Lender and the Collateral Agent a statement, certified by a Financial Officer of the Borrower, in form and detail satisfactory to the Lender and the Collateral Agent, of the amount of the Net Available Proceeds of the Current Disposition and of all such prior Dispositions and will, on the date five Business Days following the Current Disposition, prepay the Senior Notes and the Loans in an aggregate amount equal to 100% of the Net Available Proceeds of the Current Disposition and such prior Dispositions, such prepayment to be effected in each case in the manner and to the extent specified in Section 4.1 of the Intercreditor Agreement and clause (vi) below.

(v) Debt Incurrence. Upon the date five Business Days following any Debt Incurrence, the Borrower shall prepay the Senior Notes and the Loans in an aggregate amount equal to 100% of the Net Available Proceeds thereof, such prepayment to be effected in each case in the manner and to the extent specified in Section 4.1 of the Intercreditor Agreement and clause (vi) below.

(vi) Application. Subject to Section 8.02, and to Section 4.1 of the Intercreditor Agreement, any prepayment of the Loans pursuant to this Section 2.07(b) shall be applied as follows:

first, to the ratable payment of the outstanding principal of the Tranche C Loans,

second, to the payment of the outstanding principal of the Tranche B Loan,

third, to the payment of the outstanding principal of the Tranche A Loan, and fourth, to the ratable payment of the outstanding principal of the Tranche D Loans (provided that, to the extent that at the time of such payment there are Tranche D Loans outstanding with different Final Maturity Dates, such principal shall be applied first to repay the Tranche D Loans with the latest Final Maturity Dates).

All payments made pursuant to this Section 2.07(b) shall be made in accordance with the Intercreditor Agreement, including Section 4.2 thereof, and shall be subject to the provisions of Section 5.13 of the Senior Note Indenture; provided that all such payments of principal shall be made in accordance with Section 2.06(b).

(c) Notices, Etc. The Borrower shall notify the Lender and the Collateral Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of the Senior Notes or each Loan or portion thereof to be prepaid, any other information required to be in such notice pursuant to Section 2.06(c) and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of a Loan as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.08.

SECTION 2.08 Interest.

(a) Loans. Each Loan shall bear interest at a rate per annum equal to the Applicable Rate.

(b) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 4% plus the rate applicable to Loans as provided in paragraph (a) of this Section.

(c) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Quarterly Date and, in the case of the Tranche C Loans, upon termination of the Tranche C Commitment; provided that interest accrued pursuant to paragraph (b) of this Section shall be payable on demand. All payments made pursuant to this Section 2.8(c) shall be made in accordance with the Intercreditor Agreement, including Section 4.2 thereof, and shall be subject to the provisions of Section 5.13 of the Senior Note Indenture.

(d) Computation. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.09 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Treatment of Certain Refunds. If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(f) Tax Forms – Non U.S. Lenders. Each Lender that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (any such Person, a “Non U.S. Lender”) shall deliver to Borrower two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement with respect to such interest and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on, all payments by Borrower under this Agreement. Such forms shall be delivered by each Non U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non U.S. Lender. Each Non U.S. Lender shall promptly notify Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection (f), a Non U.S. Lender shall not be required to deliver any form pursuant to this subsection (f) that such Non U.S. Lender is not legally able to deliver.

(g) Tax Forms — U.S. Lenders. Each Lender that (i) is a “U.S. Person” as defined in Section 7701(a)(30) of the Code and (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” shall deliver to the Borrower two properly completed and duly executed copies of U.S. Internal Revenue Service Form W-9. Such forms shall be delivered by each such Lender on or before the date it becomes a party to this Agreement. In addition, each such Lender shall deliver such forms a reasonable period of time before the obsolescence or invalidity of any form previously delivered by such Lender.

SECTION 2.10 Payments Generally.

(a) Payments by the Obligors. Each Obligor shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.09, or otherwise), or under any other Loan Document (except to the extent otherwise provided therein), prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices at Hillside Capital Incorporated, 405 Park Avenue, 12th Floor, New York, New York 10022, except as otherwise expressly provided in the relevant Loan Document. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, and (ii) second, to pay principal then due hereunder.

ARTICLE III

GUARANTEE

SECTION 3.01 The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to the Lender, each other holder of a Guaranteed Obligation (as hereinafter defined) and its successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lender to the Borrower and all fees, indemnification payments and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to the Lender by the Borrower under this Agreement and by any Obligor under any of the other Loan Documents, in each case strictly in accordance with the terms thereof and including all interest and expenses accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceedings with respect to the Borrower, whether or not such interest or expenses are allowed as a claim in such proceeding (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 3.02 Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 3.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv) any lien or security interest granted to, or in favor of, the Lender as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that the Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 3.03 Reinstatement. The obligations of the Subsidiary Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 3.04 Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments under this Agreement and until the Hillside-Ampex/Sherborne Agreement has been terminated and Hillside is no longer obligated to make Required Contributions thereunder, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 3.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 3.05 Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lender, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 3.01.

SECTION 3.06 Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges, to the extent permitted by law, that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that the Lender, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have, to the extent permitted by law, the right to bring motion action under N.Y. Civ. Prac. L&R § 3213.

SECTION 3.07 Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 3.08 Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, then each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Article and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock or other equity interest of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Closing Date, as of the Closing Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

SECTION 3.09 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 3.01 would otherwise, taking into account the provisions of Section 3.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower represents and warrants to the Lender the Lender that:

SECTION 4.01 Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and, except as set forth in Schedule 7, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 4.02 Authorization; Enforceability. The Transactions are within each Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Transaction Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.03 Governmental Approvals; No Conflicts. The Transactions:

(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such as are required under applicable securities laws in connection with a disposition of Collateral constituting securities.

(b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority,

(c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and

(d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 4.04 Financial Condition.

(a) Historical Financial Statements. The Borrower has heretofore furnished to the Lender its consolidated balance sheet and statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2007, reported on by BDO Seidman, LLP, independent accountants, and (ii) as of and for the period and the portion of the fiscal year ended March 31, 2008, certified by the chief financial officer of the Borrower. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) of the first sentence of this paragraph, but excluding the effect, if any, of the Unresolved Governmental Claims.

(b) Pro Forma Financial Information. The Borrower has heretofore furnished to the Lender projected monthly consolidated balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for each calendar month in 2008, which projected financial statements shall be updated from time to time pursuant to Section 6.01(i). Such projections have been prepared in good faith by the existing management of the Borrower based on assumptions believed by the management of the Borrower to be reasonable and upon information believed by the management of the Borrower to be accurate.

SECTION 4.05 Properties.

(a) Property Generally. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 7.02 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. To the knowledge of the Borrower, each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.06 Litigation and Environmental Matters.

(a) Actions, Suits and Proceedings. Except as set forth on Schedule 4, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Environmental Matters. Except as set forth in Schedule 5 and except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries, to the knowledge of the Borrower, (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 4.07 Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 4.08 Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 4.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.10 ERISA. Assuming that Required Contributions are made in accordance with the provisions of the Hillside-Ampex/Sherborne Agreement, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.11 Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to the Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 4.12 Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock.

SECTION 4.13 Material Agreements and Liens.

(a) Material Agreements. Part A of Schedule 1 is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries outstanding on the date hereof, or that (after giving effect to the transactions contemplated to occur on or before the Closing Date) will be outstanding on the Closing Date, the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $100,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of Schedule 1.

(b) Liens. Part B of Schedule 1 is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof, or that (after giving effect to the transactions contemplated to occur on or before the Closing Date) will be outstanding on the Closing Date, the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $100,000 and covering any property of the Borrower or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of Schedule 1.

SECTION 4.14 Capitalization. The authorized capital stock of the Borrower will consist, on the Closing Date (after giving effect to the transactions contemplated to occur on or before the Closing Date), of an aggregate of 45,000 shares consisting of (i) 40,000 shares of common stock, $.01 par value per share, of which, after giving effect to the transactions contemplated to occur on the Closing Date, 40,000 shares will be duly and validly issued and outstanding, each of which shares will be fully paid and nonassessable and (ii) 5,000 shares of preferred stock, $0.01 par value per share, of which, after giving effect to the transactions contemplated to occur on the Closing Date, no shares will be issued or outstanding. As of the Closing Date (after giving effect to the transactions contemplated to occur on or before the Closing Date), 96.46% of such issued and outstanding shares of common stock will be owned beneficially and of record by Hillside. As of the Closing Date (after giving effect to the transactions contemplated to occur on or before the Closing Date), (x) except for the Management Equity Rights Plan, there will be no outstanding Equity Rights with respect to the Borrower and (y) except for the Management Equity Rights Plan, there will be no outstanding obligations of the Borrower or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of the Borrower nor will there be any outstanding obligations of the Borrower or any of its Subsidiaries to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Borrower or any of its Subsidiaries.

SECTION 4.15 Subsidiaries and Investments.

(a) Subsidiaries. Set forth in Part A of Schedule 3 is a complete and correct list of all of the Subsidiaries of the Borrower as of the date hereof, and as of the Closing Date (after giving effect to the transactions contemplated to occur on or before the Closing Date), together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary (and specifying whether such Subsidiary is as of the Closing Date a Foreign Subsidiary), (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Part A of Schedule 3, (x) each of the Borrower and its Subsidiaries owns, or will own on the Closing Date (after giving effect to the transactions contemplated to occur on or before the Closing Date), free and clear of Liens (other than Liens created pursuant to the Security Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule 3, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

(b) Investments. Set forth in Part B of Schedule 3 is a complete and correct list of all Investments (other than Investments disclosed in Part A of Schedule 3 and other than Investments of the types referred to in clauses (i), (ii), (iii), and (iv) of Section 7.05(a)) held by the Borrower or any of its Subsidiaries in any Person on the date hereof or that will be held on the Closing Date (after giving effect to the transactions contemplated to occur on or before the Closing Date) and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule 3, each of the Borrower and its Subsidiaries owns (or will own, after giving effect to the transactions contemplated to occur on or before the Closing Date), free and clear of all Liens (other than Liens created pursuant to the Security Documents), all such Investments.

(c) Restrictions on Subsidiaries. None of the Subsidiaries of the Borrower is, on the date hereof, subject to any indenture, agreement, instrument or other arrangement of the type described in Section 7.08 except as provided in that Section or as set forth in Schedule 2.

(d) Excluded Subsidiaries. Each Subsidiary of the Borrower that is not a Subsidiary Guarantor is either (i) a Foreign Subsidiary or (ii) an inactive Subsidiary that owns no assets.

ARTICLE IV-A

REPRESENTATIONS AND WARRANTIES OF THE LENDER

SECTION 4.01A. Resale of Notes. Without characterizing any Loan as a security, the Lender represents and warrants to the Borrower that the Lender is acquiring the Tranche A Loans and the Tranche D Loans, and any notes issued pursuant to Section 2.06(e) hereof and evidencing such Loans, for its own account, for investment, and not with a view to the distribution thereof, and agrees that it will not sell or otherwise transfer the same, or any interest therein, except pursuant to an effective registration statement under the Securities Act of

1933, as amended, or in a transaction not subject to, or exempt under, the registration provisions of such Act and in compliance the provisions of any applicable state securities law. The Lender further represents that it understands that the Borrower has no obligation to effect any such registration or any registration or qualification of such Loans or notes under state securities laws.

ARTICLE V

CONDITIONS

SECTION 5.01 Closing Date. The Closing Date shall not occur, and the obligations of the Lender to make the Tranche B Loan and the Tranche C Loan hereunder shall not become effective, until the first date on which each of the following conditions is satisfied (or waived by the Lender in accordance with Section 9.02):

(a) Confirmation of Plan of Reorganization. The final order confirming the Plan of Reorganization and authorizing the Obligors to enter into the Loan Documents (the “Confirmation Order”) shall have been entered by the Bankruptcy Court after due notice to all creditors and other parties-in-interest, shall be in full force and effect, shall not have been modified, reversed, stayed or vacated, and shall be final, valid, subsisting and continuing. The Plan of Reorganization, any amendments thereto and the related conclusions of law and findings of fact shall be effective and shall be in form and substance satisfactory to the Lender and its counsel, and all agreements and undertakings of the parties thereunder to be performed as of the Closing Date shall have been satisfied and performed. The Obligors shall have emerged (or be simultaneously emerging) from the Chapter 11 Case and shall have consummated (or shall be simultaneously consummating) the Plan of Reorganization in accordance with the terms thereof and all conditions precedent to the effectiveness of the Plan of Reorganization shall have been (or are simultaneously being) fulfilled (or waived in accordance with the terms of the Plan of Reorganization). The Prepetition Debt Obligations shall have been satisfied in the manner contemplated by the Plan of Reorganization.

(b) Governmental Authorizations, Consents and Approvals. Each Obligor shall have obtained all Governmental Authorizations, consents of other Persons and approvals, including any PBGC approvals, in each case that are necessary or advisable in connection with the transactions contemplated by the Transaction Documents and the Plan of Reorganization, and each of the foregoing shall be in full force and effect and in form and substance satisfactory to the Lender. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Transaction Documents or the Plan of Reorganization or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(c) No Litigation. No motion, action, suit, investigation, litigation or proceeding or other legal or regulatory developments (other than as set forth on Schedule 4 hereto) shall be pending or threatened against any Obligor by any creditor or other party-in-interest in the Bankruptcy Court or any other court of competent jurisdiction or before any arbitrator or Governmental Authority that, in the opinion of the Lender, singly or in the aggregate, adversely affects or may reasonably be expected to adversely affect (i) the Plan of Reorganization, (ii) the post-consummation business of the Obligors or (iii) the validity and enforceability of the Loan Documents against the Obligors.

(d) New Common Stock. Hillside shall have received at least 80% of the New Common Stock, as defined in the Plan of Reorganization.

(e) Receipt of Documents. The Lender shall have received each of the following documents, each of which shall be satisfactory to the Lender and its special counsel in form and substance:

(i) Executed Counterparts. From each Obligor, a counterpart of this Agreement signed on behalf of such party.

(ii) Opinion of Counsel to the Obligors. A favorable written opinion (addressed to the Lender and dated the Closing Date) of Willkie Farr & Gallagher LLP, counsel for the Obligors, covering such matters relating to the Borrower, this Agreement or the Transactions as the Lender shall reasonably request (and each Obligor hereby instructs such counsel to deliver such opinion to the Lender).

(iii) Corporate Documents. Such documents and certificates as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement or the Transactions.

(iv) Officer’s Certificate. A certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 5.02.

(v) Intercreditor Agreement. The Intercreditor Agreement, duly executed and delivered by the Borrower, the Subsidiary Guarantors, the Senior Note Trustee, the Lender and the Collateral Agent.

(vi) Security Agreement. The Security Agreement, duly executed and delivered by the Borrower, the Subsidiary Guarantors and the Collateral Agent and the stock certificates identified in Annex 3 thereto, in each case accompanied by undated stock powers executed in blank. In addition, the Borrower and the Subsidiary Guarantors shall have taken such other action as the Collateral Agent shall have reasonably requested in order to perfect the security interests created pursuant to the Security Agreement (including without limitation the execution and delivery of UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts and registration of all security interests in intellectual property at the United States Patent and Trademark Office (if applicable), all as provided in the Security Agreement).

(vii) Senior Note Indenture. A copy of the executed Senior Note Indenture (certified as such by the President, a Vice President or a Financial Officer of the Borrower).

(viii) Hillside-Ampex/Sherborne Agreement. A copy of the executed Hillside-Ampex/Sherborne Agreement (as amended by the Plan of Reorganization).

(ix) Confirmation Order and Plan of Reorganization. A copy of the Confirmation Order (certified as such by the President, a Vice President or a Financial Officer of the Borrower), in form and substance satisfactory to the Lender, together with evidence in form and substance satisfactory to the Lender that all consents, approvals or withholding of objections appropriate or necessary to consummate the Plan of Reorganization and the Transaction Documents have been obtained.

(x) Satisfaction of Prepetition Debt Obligations. A termination and release agreement with respect to the Prepetition Debt Obligations and all related documents, duly executed by authorized representatives of the holder or holders of such obligations, together with a termination of security interest in intellectual property for each assignment for security duly recorded at the United States Patent and Trademark Office and covering any intellectual property of the secured parties under the Prepetition Debt Obligations, and UCC-3 termination statements for all UCC-1 financing statements duly filed and covering any portion of the Collateral.

(xi) Pro Forma Financial Information. Copies of the pro forma financial information described in Section 4.04(b).

(xii) Certificates of Required Insurance. Certificates of insurance for all insurance required to be maintained under Section 6.05(b).

(xiii) Other Documents. Such other documents as the Lender or its special counsel may reasonably request.

The obligation of the Lender to make the initial Loans hereunder is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed to pay to the Lender in connection herewith, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Lender, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the Loans hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).

SECTION 5.02 Each Credit Event. The obligation of the Lender to make the Tranche B Loan and the Tranche C Loan hereunder is additionally subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower set forth in this Agreement, and of each Obligor in each of the other Loan Documents to which it is a party, shall be true and correct in all material respects on and as of the date of such Loan; and

(b) at the time of and immediately after giving effect to such Loan, no Default shall have occurred and be continuing.

Each Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until (i) the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and (ii) the members of the Hillside Group no longer have any obligations to make Required Contributions and no longer are liable in respect of Termination Liabilities under the Hillside-Ampex/Sherborne Agreement, the Borrower covenants and agrees with the Lender that:

SECTION 6.01 Financial Statements and Other Information. The Borrower will furnish to the Lender:

(a) within 120 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO Seidman, LLP or other independent public accountants reasonably satisfactory to the Lender (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first eleven months of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Ampex Group as of the end of and for such month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Ampex Group on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.01 and Section 7.06, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly following each Quarterly Date, a reasonably detailed narrative discussion of the changes in the Borrower’s financial condition and results of operations compared with the prior periods presented, similar to the discussion contained in the “MD&A” section of an Exchange Act report;

(e) concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) promptly after the same are distributed by the Borrower to its shareholders generally, copies of any periodic and other reports, proxy statements or other similar materials;

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Transaction Documents, as the Lender may reasonably request;

(h) during the first quarter of each fiscal year, a detailed consolidated budget for each of the Borrower and the Ampex Group for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each month during such fiscal year) and the succeeding fiscal years through the Final Maturity Date (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each month during such fiscal year) and, promptly when available, any significant revisions of such budgets;

(i) promptly upon becoming aware that any of the pro forma financial information delivered pursuant to Section 5.01(e)(xi) has become inaccurate in any material respect, a corrected update of such pro forma financial information;

(j) within thirty (30) days after the end of each calendar year quarter, a written report which contains (i) an analysis of past, current and projected license agreement income segregated by licensee, patents, trademarks and copyrights and (ii) a narrative description of intellectual property licensing activities during such quarter; and

(k) at least ten (10) days prior to entering into any new agreements that provide for the payment of third party commissions by any member of the Ampex Group in connection with the licensing of intellectual property or prior to making any proposed change in the terms of the currently existing agreements that provide for the payment of third party commissions by any member of the Ampex Group in connection with the licensing of intellectual property, a written description of the material terms of such new agreement or change of terms (and no member of the Ampex Group shall enter into any such new agreements or change the terms of any such currently existing agreements without the prior written consent of Hillside, which shall not be unreasonably withheld).

SECTION 6.02 Notices of Material Events. The Borrower will furnish to the Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000;

(d) the assertion of any environmental matters by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any environmental matters or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 6.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03.

SECTION 6.04 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and ensure that the Collateral Agent shall be named as an additional insured and as loss payee on such insurance, pursuant to a standard non-contributory New York mortgagee endorsement, and such policy shall be in an amount at least sufficient to prevent coinsurance liability.

SECTION 6.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and its independent accountants (so long as the Borrower is afforded a reasonable opportunity to join in any such meetings with such accountants), all at such reasonable times and as often as reasonably requested.

SECTION 6.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.08 Use of Proceeds. The proceeds of the Tranche B Loan and the Tranche C Loan will be applied in partial satisfaction of the obligations owing by the Borrower to holders of the Prepetition Debt Obligations in accordance with the Plan of Reorganization. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 6.09 Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors. The Borrower will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries of the Borrower that are not Foreign Subsidiaries or Excluded Subsidiaries are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that the Borrower or any of its Subsidiaries shall form or acquire any new Person that shall constitute a Subsidiary hereunder (excluding any Foreign Subsidiary), the Borrower and its Subsidiaries will cause such new Subsidiary to (i) become a “Subsidiary Guarantor” hereunder, and a “Securing Party” under the Security Agreement pursuant to a Guarantee Assumption Agreement, (ii) cause such Subsidiary to take such action (including delivering such shares of stock, executing and delivering such Uniform Commercial Code financing statements) as shall be necessary to create and perfect valid and enforceable first priority Liens (subject to Permitted Encumbrances) on substantially all of the personal property of such new Subsidiary as collateral security for the obligations of such new Subsidiary hereunder and (iii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Closing Date or as the Lender shall have reasonably requested.

(b) Ownership of Subsidiaries; Pledge of Subsidiary Stock. The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a Wholly-Owned Subsidiary. In the event that the Borrower or any of its Subsidiaries shall form or acquire any new Person that shall constitute a Subsidiary hereunder, or any additional shares of stock shall be issued to any Obligor by any Subsidiary, the Obligor agrees forthwith to take such action as shall be necessary to create and perfect valid and enforceable first priority Liens in the shares or other ownership interests in such Subsidiary under the Security Agreement (including delivering the certificates, if any, evidencing such shares or other ownership interests, accompanied by undated stock or other powers executed in blank), provided that (i) the foregoing shall not require any action that the Borrower has reasonably determined would result in adverse tax consequences for any Obligor under Section 956 of the Code and (ii) without limiting clause (i), none of the Borrower or any of its Subsidiaries shall be required to pledge more than 65% of the outstanding shares of Voting Stock of any Foreign Subsidiary.

(c) Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by the Lender to effectuate the purposes and objectives of this Agreement.

(e) Foreign Subsidiaries. No member of the Ampex Group shall transfer cash to any Foreign Subsidiaries (including joint ventures and partnerships) or Excluded Subsidiaries in excess of amounts reasonably necessary, in the good faith judgment of their respective boards of directors, for the commercial and financial requirements of such Subsidiaries. Domestic facilities of the members of the Ampex Group shall not be relocated abroad except for commercial reasons as determined in good faith by the applicable board of directors. The members of the Ampex Group shall not transfer ownership of domestic facilities to Foreign Subsidiaries. The members of the Ampex Group shall use their best efforts to repatriate surplus cash not reasonably required for subsidiaries’ needs, to the extent legally permissible.

SECTION 6.10 Good Standing. The Borrower will deliver to the Lender a copy of a certificate of good standing from the Secretary of State of the State of Delaware as soon as practicable after the date hereof in a form satisfactory to the Lender.

Without limiting the generality of the foregoing, the Borrower will, and will cause each other Obligor to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements, patent security registration documents and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Lender to create, in favor of the Lender for the benefit of the Lender, perfected security interests and Liens in substantially all of the property of such Obligor as collateral security for its obligations hereunder, except as otherwise provided in this Agreement or in the Security Agreement; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

ARTICLE VII

NEGATIVE COVENANTS

Until (i) the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and (ii) the members of the Hillside Group no longer have any obligations to make Required Contributions and no longer are liable in respect of Termination Liabilities under the Hillside-Ampex/Sherborne Agreement, the Borrower covenants and agrees with the Lender that:

SECTION 7.01 Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) the Senior Notes in an aggregate principal amount not exceeding $3,658,080 (but not any extensions, renewals or replacements thereof, unless permitted by Section 5.3(a) of the Intercreditor Agreement);

(c) Indebtedness of the Borrower to any Subsidiary Guarantor and of any Subsidiary to the Borrower or any Subsidiary Guarantor;

(d) Guarantees by the Borrower of Indebtedness of any Subsidiary Guarantor and by any Subsidiary of Indebtedness of the Borrower or any Subsidiary Guarantor;

(e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $250,000 at any time outstanding;

(f) Indebtedness represented by obligations of the Borrower or any Subsidiary in respect of letters of credit in effect on the date hereof and identified on Schedule 6 hereto, as any such letter of credit may be extended or renewed without increasing the amount that may be drawn thereunder; and

(g) other unsecured Indebtedness in an aggregate principal amount not to exceed $100,000 at any time outstanding.

SECTION 7.02 Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to the Security Documents;

(b) Permitted Encumbrances; and

(c) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 7.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 90% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary.

SECTION 7.03 Fundamental Changes. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not, nor will it permit any of its Subsidiaries to, acquire any business or property from, or capital stock of, or be a party to any Acquisition of, any Person except for purchases of inventory and other property to be sold or used in the ordinary course of business and Investments permitted under Section 7.05. The Borrower will not, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including receivables and leasehold interests, but excluding (x) obsolete or worn-out property, tools or equipment no longer used or useful in its business and (y) any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms).

Notwithstanding the foregoing provisions of this Section:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into any Obligor;

(b) any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to any Obligor; and

(c) the capital stock of any Subsidiary of the Borrower may be sold, transferred or otherwise disposed of to any Obligor.

SECTION 7.04 Lines of Business. The Borrower will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than the business of businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto or reasonable extensions thereof.

SECTION 7.05 Investments and Capital Expenditures.

(a) The Borrower will not, nor will it permit any of its Subsidiaries to make or permit to remain outstanding any Investments except:

(i) Investments outstanding on the date hereof and identified in Part B of Schedule 3;

(ii) operating deposit accounts with banks;

(iii) Permitted Investments; and

(iv) Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business.

(b) The Borrower will not permit the aggregate amount of Capital Expenditures of the Borrower and its Subsidiaries to exceed $250,000 in any fiscal year.

SECTION 7.06 Restricted Payments. The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (A) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (B) the Borrower may make Restricted Payments pursuant to and in accordance with the Management Equity Rights Plan, and (C) the Borrower may make payments in connection with transactions referred to in Section 5.08(a) of the Senior Note Indenture. Nothing herein shall be deemed to prohibit the payment of dividends by any Subsidiary of the Borrower ratably in accordance with its outstanding Equity Interests.

SECTION 7.07 Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than Hillside or any Affiliate thereof), except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 7.06.

SECTION 7.08 Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that:

(i) the foregoing shall not apply to (x) restrictions and conditions imposed by law or by this Agreement, the Senior Note Indenture or the Hillside-Ampex/Sherborne Agreement, (y) restrictions and conditions existing on the date hereof identified on Schedule 2 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) and (z) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder; and

(ii) clause (a) of the foregoing shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (y) customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 7.09 Modifications of Certain Documents. The Borrower will not consent to any modification, supplement or waiver of any of the provisions of the Senior Note Indenture, the Hillside-Ampex/Sherborne Agreement or the Management Equity Rights Plan, or any agreement, instrument or other document relating thereto without the prior consent of the Lender, unless, in the case of the Senior Note Indenture, such modification, supplement or waiver is permitted by Section 5.3 of the Intercreditor Agreement.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect when made or deemed made in any material respect;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, Section 6.03 (with respect to the Borrower’s existence), Section 6.08 or Section 6.09 (other than subsection (c)) or in Article VII or any Obligor shall default in the performance of any of its obligations contained in Section 4.02 or 5.02 of the Security Agreement;

(e) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), the Hillside-Ampex/Sherborne Agreement, the Joint Settlement Agreement (as defined in the Hillside-Ampex/Sherborne Agreement) or any other Loan Document and such failure shall continue unremedied for a period of 10 or more days after notice thereof from the Lender to the Borrower;

(f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any grace period applicable thereto;

(g) any event or condition occurs that results in the Senior Notes or any other Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $100,000 in any year or (ii) $500,000 for all periods;

(m) a reasonable basis shall exist for the assertion against the Borrower or any of its Subsidiaries, or any predecessor in interest of the Borrower or any of its Subsidiaries, of (or there shall have been asserted against the Borrower or any of its Subsidiaries) any claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries or predecessors that, in the judgment of the Lender, are reasonably likely to be determined adversely to the Borrower or any of its Subsidiaries, and the amount thereof (either individually or in the aggregate) is reasonably likely to have a Material Adverse Effect (insofar as such amount is payable by the Borrower or any of its Subsidiaries but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor);

(n) a Change in Control shall occur; or

(o) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Lender, free and clear of all other Liens (other than Liens permitted under Section 7.02 or under the respective Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Obligor;

then, and in every such event (other than an event with respect to any Obligor described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of any event with respect to any Obligor described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

SECTION 8.02 Application of Payments. Anything herein to the contrary notwithstanding, following the occurrence and during the continuance of an Event of Default, all payments received by the Lender (including any payments received in respect of optional and mandatory prepayments under Section 2.07) shall be applied as provided in Section 4.1 of the Intercreditor Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, as follows:

(i) if to the Borrower or any Subsidiary Guarantor, to it at 1228 Douglas Avenue, Redwood City, CA 94063-3199, Attention of Joel Talcott (Telecopier No. (650) 367-3440; Telephone No. (650) 367-3330); and

(ii) if to the Lender, to Hillside Capital Incorporated, 405 Park Avenue, 12th Floor, New York, New York 10022, Attention of Raymond F. Weldon (Telecopier No. (212) 759-4831; Telephone No. (212) 935-6090).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except as permitted by the Intercreditor Agreement and pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Obligor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Obligor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Transaction Document, if the Borrower or such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 9.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender, and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (c) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants, to the extent provided in paragraph (c) of this Section and, to the extent expressly contemplated hereby, the respective Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignment by the Lender. Subject to the provisions of Section 4.01A, the Lender may at any time assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), provided that no such consent shall be required for an assignment to an Affiliate of the Lender, an Approved Fund or, if a Default has occurred and is continuing, any other Person. In the event of any such assignment, the Lender and the assignee or assignees may enter such intercreditor arrangements as they may determine to be necessary or advisable for the purpose of determining voting rights and similar issues hereunder. From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement, and the Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(c) Participations. Subject to the provisions of Section 4.01A, the Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of the Commitment, (ii) extend the date fixed for the payment of principal of or interest on any Loan or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were the Lender.

(d) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.09 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(e) Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.09, Section 3.03 and Section 9.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Transaction Documents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each Obligor.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of any Obligor against any and all of the obligations of such Obligor now or hereafter existing under this Agreement or any other Transaction Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Transaction Document and although such obligations of such Obligor may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the choice of law provisions thereof.

(b) Submission to Jurisdiction. Each Obligor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Transaction Document, or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Transaction Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Transaction Document against any Obligor or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Obligor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Transaction Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by the Lender or by one or more subsidiaries or affiliates of the Lender and the Borrower hereby authorizes the Lender to share any information delivered to the Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of the Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were the Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than an Obligor.

For purposes of this Section, “Information” means all information received from any Obligor or any of its Subsidiaries relating to any Obligor or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by an Obligor or any of its Subsidiaries; provided that, in the case of information received from an Obligor or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 USA PATRIOT Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with said Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

AMPEX CORPORATION

By	/s/ D. Gordon Strickland
Name: D. Gordon Strickland
Title: President & Chief Executive Officer

SUBSIDIARY GUARANTORS

AMPEX DATA INTERNATIONAL CORPORATION

By	/s/ Lawrence Chiarella
Name: Lawrence Chiarella
Title: President

AMPEX DATA SYSTEMS CORPORATION

By	/s/ Lawrence Chiarella
Name: Lawrence Chiarella
Title: President

AMPEX FINANCE CORP.

By	/s/ D. Gordon Strickland
Name: D. Gordon Strickland
Title: President

AMPEX INTERNATIONAL SALES CORPORATION

By	/s/ Lawrence Chiarella
Name: Lawrence Chiarella
Title: President

Credit Agreement

LENDER

HILLSIDE CAPITAL INCORPORATED

By	/s/ Raymond F. Weldon
Name: Raymond F. Weldon
Title: Managing Director

Credit Agreement

SCHEDULE 1

Material Agreements and Liens

Part A - Material Agreements

1.	Amended and Restated Senior Secured Note Indenture, Senior Notes and any Guarantees or other documents related thereto, dated as of October 3, 2008, between Ampex Corporation, as Issuer, and U.S. Bank National Association, as Trustee.

2.	Amended and Restated Hillside-Ampex/Sherborne Agreement, dated as of October 3, 2008, by and among (i) Ampex Corporation, and each member of the Ampex Group (as defined therein), (ii) Hillside Capital Incorporated and each other member of the Limited Hillside Group (as defined therein) and (iii) Sherborne Holdings Incorporated (“Sherborne”) and each other member of the Sherborne Group (as defined therein).

3.	Security deposit secured by a Letter of Credit, issued on November 15, 2007, as amended, by Comerica Bank-California, as Issuer, to Ampex Data Systems Corporation, as Applicant, for the benefit of Board of Trustees of the Leland Stanford Junior University, as Beneficiary.

4.	Support Letter, dated March 3, 2008, by Ampex Corporation to Ampex Great Britain Limited, for the maintenance of support in Ampex Great Britain’s meeting its liabilities.

Part B - Liens

1.	Security Agreement, dated as of October 3, 2008, between Ampex Corporation, the Borrower, each of the Subsidiary Guarantors, together with the Borrower, the Obligors, and Hillside Capital Incorporated, as Collateral Agent.

2.	Security deposit secured by a Letter of Credit, issued on November 15, 2007, as amended, by Comerica Bank-California, as Issuer, to Ampex Data Systems Corporation, as Applicant, for the benefit of Board of Trustees of the Leland Stanford Junior University, as Beneficiary.

3.	Lien held on specific equipment of Ampex Corporation by Xerox Corporation (UCC Statement, Initial Filing Number: 5052267 3, filed February 16, 2005) (Delaware). [Precautionary filing]

4.	Lien held on specific equipment of Ampex Data Systems Corporation by U.S. Bancorp (UCC Statement, Initial Filing Number: 2005F111751, filed November 2, 2005 (Colorado). [Precautionary filing]

Schedule 1 to Credit Agreement

SCHEDULE 2

Restrictive Agreements

1.	Joint Settlement Agreement, dated November 22, 1994, by and among the Pension Benefit Guaranty Corporation, the Ampex Group, the Limited Hillside Group, and the Sherborne Group.

2.	Amended Hillside-Ampex/Sherborne Agreement, dated October 3, 2008, by and among the Ampex Group, the Limited Hillside Group and the Sherborne Group.

Schedule 2 to Credit Agreement

SCHEDULE 3

Subsidiaries and Investments

Part A – Subsidiaries

Subsidiary	Jurisdiction of Organization	Holders of Ownership Interests	Nature of Ownership Interest	Percentage of Such Ownership Interest
Ampex Data Systems Corporation	Delaware, U.S.A. (Domestic Subsidiary)	Borrower	Common Stock	100%

Ampex Data International Corporation	Delaware, U.S.A. (Domestic Subsidiary)	Ampex Data Systems Corporation	Common Stock	100%

Ampex Finance Corporation	Delaware, U.S.A. (Domestic Subsidiary)	Borrower	Common Stock	100%

AFC Holdings Corporation	Delaware, U.S.A. (Domestic Subsidiary)	Ampex Finance Corporation	Common Stock	100%

Ampex Holdings Corporation	Delaware, U.S.A. (Domestic Subsidiary)	Borrower	Common Stock	100%

Ampex International Sales Corporation	California, U.S.A. (Domestic Subsidiary)	Borrower	Common Stock	100%

Ampex Europa G.m.b.H.	Germany (Foreign Subsidiary)	Borrower	N/A	100%

Ampex do Brasil Electronica LTDA.	Brazil (Foreign Subsidiary)	Borrower	N/A	100%

Ampex Cintas Magneticas, S.A.	Mexico (Foreign Subsidiary)	Borrower	N/A	100%

Ampex de Mexico, S.A. de C.V.	Mexico (Foreign Subsidiary)	Borrower	N/A	100%

Ampex S.A.	Belgium (Foreign Subsidiary)	Borrower	N/A	100%

Ampex de Colombia, S.A.	Colombia (Foreign Subsidiary)	Borrower	N/A	95%
		Ampex International Sales Corporation	N/A	5%

Ampex Great Britain Limited	United Kingdom (Foreign Subsidiary)	Ampex Data Systems Corporation	N/A	100%

Ampex Japan, LTD.	Japan (Foreign Subsidiary)	Ampex Data Systems Corporation	Common Stock	100%

Part B – Investments

Ampex Corporation owns a 1.5% minority shareholder interest in CyberNet Systems.

Ampex Corporation owns a 35% minority shareholder interest in TV1 Internet Television G.m.b.H.

Ampex Corporation has investments in its existing Subsidiaries.

Schedule 3 to Credit Agreement

Part C – Excluded Subsidiaries

Subsidiary	Jurisdiction of Organization	Holders of Ownership Interests	Nature of Ownership Interest	Nature and Percentage of Such Ownership Interest
AFC Holdings Corporation	Delaware, U.S.A. (Domestic Subsidiary)	Ampex Finance Corporation	Common Stock	100%

Ampex Holdings Corporation	Delaware, U.S.A. (Domestic Subsidiary)	Borrower	Common Stock	100%

Ampex Europa G.m.b.H.	Germany (Foreign Subsidiary)	Borrower	N/A	100%

Ampex do Brasil Electronica LTDA.	Brazil (Foreign Subsidiary)	Borrower	N/A	100%

Ampex Cintas Magneticas, S.A.	Mexico (Foreign Subsidiary)	Borrower	N/A	100%

Ampex de Mexico, S.A. de C.V.	Mexico (Foreign Subsidiary)	Borrower	N/A	100%

Ampex S.A.	Belgium (Foreign Subsidiary)	Borrower	N/A	100%

Ampex de Colombia, S.A.	Colombia (Foreign Subsidiary)	Borrower	N/A	95%
		Ampex International Sales Corporation	N/A	5%

Ampex Great Britain Limited	United Kingdom (Foreign Subsidiary)	Ampex Data Systems Corporation	N/A	100%

Ampex Japan, LTD.	Japan (Foreign Subsidiary)	Ampex Data Systems Corporation	Common Stock	100%

Schedule 3 to Credit Agreement

SCHEDULE 4

Litigation

Possible proceedings involving the Borrower and its Subsidiary Guarantors and the State of California and its agencies, including the State of California Franchise Tax Board, relating to those certain (i) proofs of claim numbered 586, 587, 588, 589, 590, 591 and 592 filed on September 26, 2008 by the State of California Franchise Tax Board in the aggregate amount of $1,762,335.02 against the Borrower and its Subsidiary Guarantors, which are inclusive of (ii) claims asserted by the State of California Franchise Tax Board against the Borrower and its Subsidiary Guarantors in that certain letter dated September 24, 2008.

Schedule 4 to Credit Agreement

SCHEDULE 5

Environmental

None.

Schedule 5 to Credit Agreement

SCHEDULE 6

Letters of Credit

Letter of Credit issued on November 15, 2007, as amended, for $1,273,937.28, by Comerica Bank-California, as Issuer, to Ampex Data Systems Corporation, as Applicant, for the benefit of Board of Trustees of the Leland Stanford Junior University, as Beneficiary.

Letter of Credit, issued on November 15, 2007, as amended, for $37,614.60, by Comerica Bank-California, as Issuer, to Ampex Data Systems Corporation, as Applicant, for the benefit of Board of Trustees of the Leland Stanford Junior University, as Beneficiary.

Schedule 6 to Credit Agreement

SCHEDULE 7

Good Standing Exceptions

The Secretary of State of Delaware issued a certificate of existence for Ampex Corporation as of September 25, 2008 that indicates that Ampex Corporation has filed a petition under Chapter 11 of the United States Bankruptcy Code and that all franchise taxes, except certain pre-petition franchise taxes have been paid to date. The amount of such unpaid franchise taxes as of the date hereof is $40,573.83.

The State of California and its agencies, including the California Franchise Tax Board, have asserted certain claims against the Borrower and the Subsidiary Guarantors in the aggregate amount of $1,762,335.02.

Schedule 7 to Credit Agreement

EXHIBIT A

[FORM OF SECURITY AGREEMENT]

Exhibit A to Credit Agreement

EXHIBIT B

[FORM OF INTERCREDITOR AGREEMENT]

Exhibit B to Credit Agreement

EXHIBIT C

FORM OF GUARANTEE ASSUMPTION AGREEMENT

REFERENCE IS MADE TO THE COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT DATED AS OF OCTOBER 3, 2008 (AS AMENDED, RESTATED, SUPPPLEMENTED OR OTHERWISE MODFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), BY AND AMONG THE BORROWER (AS DEFINED BELOW), THE SUBSDIARY GUARANTORS (AS DEFINED BELOW), HILLSIDE CAPITAL INCORPORATED (“HILLSIDE”), IN ITS CAPACITY AS COLLATERAL AGENT FOR THE FIRST LIEN CLAIMHOLDERS AND THE SECOND LIEN CLAIMHOLDERS (AS SUCH TERMS ARE DEFINED IN THE INTERCREDITOR AGREEMENT), U.S. BANK NATIONAL ASSOCIATION IN ITS CAPACITY AS INDENTURE TRUSTEE UNDER THE INDENTURE FOR THE 12% SENIOR SECURED NOTES DUE 2009 OF THE BORROWER, AND HILLSIDE, AS LENDER UNDER THE CREDIT AGREEMENT REFERRED TO BELOW. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE CLAIMHOLDERS PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER CLAIMHOLDERS UNDER THE SECURITY AGREEMENT (AS DEFINED BELOW) ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN.

GUARANTEE ASSUMPTION AGREEMENT dated as of [            ] __, 20[__] by [                    ], a [                    ] (the “Additional Subsidiary Guarantor”), in favor of Hillside Capital Incorporated, as (i) lender under and as defined in the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Lender”) and (ii) collateral agent under and as defined in the Security Agreement referred to below (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

Ampex Corporation (the “Borrower”), the Subsidiary Guarantors referred to therein (the “Subsidiary Guarantors”) and the Lender are parties to a Credit Agreement dated as of October 3, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which the Subsidiary Guarantors have guaranteed the Loans made or deemed made by the Lender to the Borrower. The Borrower, the Subsidiary Guarantors and the Collateral Agent are parties to a Security Agreement dated as of October 3, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) pursuant to which the Borrower and the Subsidiary Guarantors have granted liens in favor of the Collateral Agent, as collateral security for the Secured Obligations. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed thereto in the Security Agreement or, if not defined therein, in the Credit Agreement.

Exhibit C to Credit Agreement

Pursuant to Section 6.09(a) of the Credit Agreement and Section 6.11 of the Security Agreement, the Additional Subsidiary Guarantor hereby agrees to become a “Subsidiary Guarantor” and an “Obligor”, under and for all purposes of the Credit Agreement and the Security Agreement, and each of the Annexes to the Security Agreement shall be deemed to be supplemented in the manner specified in Appendix A hereto. Without limiting the foregoing, (a) the Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to the Lender and its respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Loans in the same manner and to the same extent as is provided in Article III of the Credit Agreement and (b) as collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of the Additional Subsidiary Guarantor, the Additional Subsidiary Guarantor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties as provided in the Security Agreement a security interest in all of such Additional Subsidiary Guarantor’s right, title and interest in, to and under the Collateral.

In addition, the Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Article IV of the Credit Agreement and in Section 2 of the Security Agreement with respect to itself and its obligations under the Credit Agreement and the Security Agreement, respectively, as if each reference in such Article and in such Section included reference to this Agreement.

The Additional Subsidiary Guarantor hereby instructs its counsel to deliver any opinions to the Lender and to the Collateral Agent required to be delivered in connection with the execution and delivery hereof.

Exhibit C to Credit Agreement

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[NAME OF ADDITIONAL SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Accepted and agreed:

HILLSIDE CAPITAL CORPORATION, as Lender

By:
Name:
Title:

HILLSIDE CAPITAL CORPORATION, as Collateral Agent

By:
Name:
Title:

Exhibit C to Credit Agreement

Appendix A

SUPPLEMENTS TO ANNEXES TO

SECURITY AGREEMENT

Supplement to Annex [    ]:

[to be completed]

Exhibit C to Credit Agreement